EXHIBIT 10.22

2013

HARRIS TEETER MERGER CASH BONUS PLAN

1. PURPOSE OF THE HARRIS TEETER MERGER CASH BONUS PLAN. The purpose of the Plan is to reward participating Harris Teeter Supermarkets, Inc. or its subsidiaries or affiliates (“Harris Teeter”) employees for achieving synergies over the three year period following the merger (the “Merger”) of Harris Teeter with a subsidiary of The Kroger Co. (“Kroger”).

2. ELIGIBILITY. Awards under this plan may be made to employees who are notified in writing by Harris Teeter’s President or Kroger’s CEO of their participation in the Plan.

3. ADMINISTRATION. A Committee consisting of Harris Teeter’s Board of Directors, or such other individuals designated by Harris Teeter’s Board, (the “Committee”) will administer the Plan. The Committee will construe and interpret the Plan. The Committee has full authority and discretion to determine the timing of awards, to select from those eligible the individuals that will participate in the Plan, and to establish such other measures as may be necessary or appropriate to the objectives of the Plan. All decisions regarding the vesting of awards under the Plan will be made by the Committee. The Committee’s decisions will be final and binding on all parties, including Harris Teeter and all participants.

4. AWARD CYCLE. The Plan will include Kroger’s fiscal years 2014, 2015, and 2016. The first Plan year will include any days, if any, during fiscal year 2013, from the consummation of the Merger through the end of fiscal year 2013. If the Merger is not consummated until fiscal year 2014, the first Plan year will include that period of time during fiscal year 2014 from the consummation of the Merger through the end of fiscal year 2014. The last day of fiscal year 2016 will be the end of the award cycle for the Plan.

5. MERGER CASH BONUS. Each participant is eligible to earn a cash bonus based on achieved Merger synergies as described below.

6. MERGER SYNERGIES. At the end of each of fiscal years 2014, 2015, and 2016, the Committee will determine the extent to which synergies were achieved, on a cumulative basis, in connection with the Merger.

7. DETERMINING AWARD PAYOUTS. Bonus awards under the Plan will be calculated as of the end of each of fiscal years 2014, 2015, and 2016. The target synergies against which Plan bonuses will be calculated is $50 million in the aggregate. Bonuses for fiscal year 2014 will be calculated by multiplying (a) a fraction, the numerator of which equals the synergies achieved during fiscal year 2014, and the denominator of which equals $50 million, by (b) 150% of the participant’s annual base salary in existence on the effective date of the Plan. Bonuses for fiscal year 2015 will be calculated by multiplying (c) a fraction, the numerator of which equals the incremental synergies achieved during fiscal year 2015 over those achieved in fiscal year 2014, and the denominator of which equals $50 million, by (d) 150% of the participant’s annual base salary in existence on the effective date of the Plan. Bonuses for fiscal year 2016 will be calculated by multiplying (e) a fraction, the numerator of which equals the incremental synergies achieved during fiscal year 2016 over those achieved in fiscal years 2014 and 2015, and the denominator of which equals $50 million, by (f) 150% of the participant’s annual base salary in existence on the effective date of the Plan. In no event will the total Bonus award to a participant exceed 200% of such participant’s annual cash salary in existence on the effective date of the Plan.

8. PAYMENT OF AWARDS. Awards, if any, earned under the terms of the Plan will be paid in cash after determination for each fiscal year in the Plan. Unless some other date is selected by the Committee, awards will be paid in March of 2015, 2016, and 2017. Amounts earned under the Plan will not be taken into consideration in calculating earnings under any of Kroger’s or its subsidiaries’ pension plans.

9. ADJUSTMENTS. The Committee will make such adjustments as it deems necessary or desirable based on changes in accounting or tax law, or on account of any acquisition, disposition or other developments that may affect the calculation of awards under the Plan.

10. TERMINATION OF EMPLOYMENT, PERMANENT DISABILITY, RETIREMENT, OR DEATH OF PARTICIPANT.

(a) Participation in the Plan does not create a contract of employment, or grant any employee the right to be retained in the service of Harris Teeter. Any participant whose employment is terminated by Harris Teeter; or who voluntarily terminates his or her employment (other than in accordance with paragraph (b) below), prior to the end of fiscal year 2014 in the case of the payment for that year, prior to the end of fiscal year 2015 in the case of the payment for that year, or prior to the end of fiscal year 2016 in the case of the payment for that year, will forfeit all rights to payment for that respective fiscal year and all subsequent fiscal years in the Plan.

(b) If a participant voluntarily terminates his or her employment after reaching age 62 with at least five years of service with Harris Teeter, or due to permanent disability as determined by Harris Teeter, participation will continue, and that participant will be paid a prorata share of the amount earned according to the terms of the award proportionate to the period of active service during the Plan award cycle beginning with the date on which the participant first became a participant under the Plan.

(c) If a participant dies during the Plan award cycle, participation will continue until the end of the fiscal year in which the death occurs, and the participant’s designated beneficiary (or if none, then the participant’s estate) will be paid a prorata share of the amount earned according to the terms of the award proportionate to the period of active service during the Plan award cycle before the participant’s death beginning with the date on which the participant first became a participant under the Plan. The amount of the award payout, which will be made as soon as reasonably practicable as determined by the Committee, will be calculated as of the end of the fiscal year in which the participant’s death occurs based on actual results as of the end of that fiscal year.

(d) Notwithstanding anything contained in this paragraph 10 to the contrary, in the event that during the Plan award cycle a participant provides services as an employee, director, consultant, agent, or otherwise, to any of Kroger’s competitors, the participant’s award hereunder terminates immediately and the participant will be entitled to no payments hereunder.  For purposes of this paragraph 10(d), a competitor is any business that sells groceries, food, drugs, health and beauty care items, motor fuels, or pharmaceuticals, at retail in one or more of the same geographic areas that Kroger or an affiliate or subsidiary sells those products.

(e) For purposes of this Plan, “period of active service” means the period of time that the participant actually is working for Harris Teeter plus any earned but unused vacation for the year in which the participant ceases employment, and excluding any “banked” vacation earned but not taken in prior years.

11. EFFECTIVE DATE OF PLAN. This plan is effective as of the date of the consummation of the Merger.

12. AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN. The Committee or the Board of Directors of Kroger may at any time suspend, terminate or amend the plan in such respects as it deems to be in the best interests of Kroger. No amendment will adversely affect any right of any participants, or their successors in interest, under the terms of any award made hereunder before the effective date of the amendment.

IN WITNESS WHEREOF, Harris Teeter Supermarkets, Inc. has caused this Plan to be adopted this              day of                             , 2013.

HARRIS TEETER SUPERMARKETS, INC.

By	/s/ Paul Heldman
Paul Heldman
Vice President and Secretary